Exhibit 10.4

POST CLOSING AND INDEMNITY AGREEMENT

THIS POST CLOSING AND INDEMNITY AGREEMENT (“Agreement”) is dated this 11th of July, 2014 by SOUTH MAIN CENTER, INC., a Wisconsin corporation (“Seller”), and IREIT WEST BEND MAIN, L.L.C., a Delaware limited liability company (“Purchaser”) in connection with the acquisition of the Pick’n Save Center in West Bend, Wisconsin (referred to as the “Property” as defined in that certain Purchase and Sale Agreement dated April 4, 2014 (as amended, “Contract”) by and between Seller and Purchaser’s predecessor-in-interest, Inland Real Estate Acquisitions, Inc. (“Inland”).

WHEREAS, Purchaser is the successor to Inland with respect to the Contract; and

WHEREAS, in connection with the acquisition of the Property from Seller, Purchaser requires a confirmation of Seller to complete certain obligations following the closing (the “Closing”) for the acquisition of the Property by Purchaser; and it being acknowledged that Purchaser would not complete its purchase of the Property without Seller’s execution of this Agreement; and

WHEREAS, in order to proceed to Closing, Purchaser requires Seller to make certain undertakings, to obtain documents regarding or confirming certain issues, and/or certifications as to the state of facts regarding such issues, and further, Purchaser requires that Seller indemnify and hold harmless Purchaser, and each of its successors, assigns, officers, directors, employees and lenders (each an “Indemnified Party” and collectively, the “Indemnified Parties”) harmless from any loss, cost or expense incurred by any Indemnified Party, including costs and attorneys fees, (“Loss”) as a result of either Seller’s failure to obtain the required documents, Seller’s failure to timely complete its obligations as set forth herein, or any Loss that results from a certification hereafter being incorrect.

NOW, THEREFORE, for good and valuable consideration including the mutual promises contained herein, the parties hereto agree as follows:

1.                Tenant Reconciliations. Seller agrees to indemnify and hold Purchaser, its lender and their respective successors and assigns harmless from and against any claims relating to or arising out claims by any tenant to the Property relating to reconciliations for periods ending prior to the Closing, including, but not limited to, claims relating to refunds of real estate taxes.

POST CLOSING AND INDEMNITY AGREEMENT

2.                Earnouts. Seller and Purchaser hereby acknowledge and agree that the Property is not one hundred percent (100%) occupied at the time of Closing with all tenants occupying their space, open for business and paying full rent, including CAM, taxes and insurance current. Notwithstanding anything to the contrary set forth in the Contract, Seller shall have twenty-four (24) months following the date of Closing (“Earnout Period”) to receive additional proceeds of up to $4,874,726.00 (“Earnout Purchase Price”) based upon an Earnout Annual Base Minimum Rent of $370,042.00 divided by the Base Rent Divider of 7.5910% by leasing (i) the vacant space shown on Exhibit A attached hereto and made a part hereof (the “Constructed Vacant Space”) and (ii) vacant space located in a building(s) to be constructed by Seller after the date hereof (“Unbuilt Vacant Space”), the Constructed Vacant Space and the Unbuilt Vacant Space shall be collectively referred to herein as the “Earnout Space”); provided, however, in no event shall the overall purchase price for the Property exceed $23,997,286.00. During the Earnout Period, it shall be Seller’s responsibility and sole cost and expense for leasing out and paying all costs related to placing the tenants into the Earnout Space, including, but not limited to, any commissions, tenant improvement allowances and concessions; provided, however, no tenant shall be Seller or an affiliate of Seller. The tenant for each Earnout Space and each lease for the Earnout Space shall be subject to the leasing parameters attached hereto as Exhibit B. Seller is not entitled to any portion of the Earnout Purchase Price until a Purchaser-approved tenant under a Purchaser-approved lease for an Earnout Space has accepted its space “as is” and takes total possession, has opened for business and commences full rental payments, including CAM, taxes and insurance on a pro rata basis, all applicable tenant improvement allowances and leasing commissions have been paid in full and Purchaser has received an estoppel letter reasonably acceptable to Purchaser from each such tenant (“Earnout Requirements”). Each Earnout closing shall occur upon ten (10) business days advance written notice to Purchaser that the Earnout Requirements have been satisfied and provided the Earnout Period has not expired; provided, however, (a) Seller hereby acknowledges that Seller waives its right to any remaining payments of the Earnout Purchase Price if the Earnout Requirements for the Earnout Space have not been satisfied during the Earnout Period, and (b) at the respective Earnout closing, Seller shall deliver to Purchaser (if not previously delivered) a down date endorsement to Purchaser’s Owner’s Policy of Title Insurance showing that there are no mechanic’s or materialmens’ liens affecting Purchaser’s title to the Property caused by Seller. During the Earnout Period and until tenants have satisfied all requirements stated herein with respect to its respective Earnout Space, Seller shall be responsible on a monthly basis for all CAM, taxes and insurance due for the applicable Earnout Space, but in no event following the expiration of the Earnout Period.

Purchaser shall act in a commercially reasonable manner and in good faith during its review and determination of the approval of any new proposed tenant and/or lease presented to Purchaser. Also, Purchaser agrees to respond to any request for the approval of any new proposed tenant and/or lease presented to Purchaser within ten (10) business days after receipt of such request and all reasonable documentation required to evaluate such request by Purchaser. If Purchaser fails to respond to such request within such 10-business day period and such failure continues for a period in excess of five (5) business days after Purchaser’s receipt of notice of such failure, then such proposed tenant and/or lease shall be deemed approved by Purchaser.

POST CLOSING AND INDEMNITY AGREEMENT

3.                Escrow Agreement. As part of the Closing, Seller shall place in escrow with Chicago Title Insurance Company, pursuant to a mutually agreed upon escrow agreement (“Escrow Agreement”), (i) an amount equal to $40,000.00 (“Roof Escrow Deposit”), such amount being agreed to by Seller and Purchaser as the amount necessary to repair the roof on the vacant building located on the Property to the north of the Pick ‘n Save grocery store, and (ii) an amount equal to $100,000.00 (“Roundy’s Tax Escrow Deposit”), such amount being agreed to by Seller and Purchaser as the maximum amount that Roundy’s Supermarkets, Inc. may be owed due to overpayment of real estate taxes for calendar years 2012 and 2013. The Escrow Agreement shall set forth the terms of the disbursement of the Roof Escrow Deposit and the Roundy’s Tax Escrow Deposit. Any Roof Escrow Deposit and/or Roundy’s Tax Escrow Deposit remaining at the end of the Earnout Period shall be disbursed to Purchaser.

4.                Further Assurances. Seller and Purchaser agree to cooperate with each other following the closing to confirm any matter and execute any document reasonably required by the other party in furthering of the Closing and consistent with the requirements of the Contract.

5.                Defined Terms. All capitalized terms which are not expressly defined herein shall have the meaning as set forth in the Contract.

6.                Indemnification. Seller agrees to indemnify and hold the Indemnified Parties harmless from any Loss.

7.                Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns and may be executed in counterparts.

POST CLOSING AND INDEMNITY AGREEMENT

SIGNATURE PAGE FOR

POST CLOSING AND INDEMNITY AGREEMENT

IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be executed as of the day and year first above written.

SELLER:

SOUTH MAIN CENTER, INC., a Wisconsin corporation

By:	/s/ Matthew P. Prescott
Name:	Matthew P. Prescott
Title:	President

PURCHASER:

IREIT WEST BEND MAIN, L.L.C., a Delaware limited liability company

By:	Inland Real Estate Income Trust, Inc., a Maryland corporation, its sole member

	By:	/s/ Marcia L. Grant
	Name:	Marcia L. Grant
	Title:	Assistant Secretary

POST CLOSING AND INDEMNITY AGREEMENT

EXHIBIT A

CONSTRUCTED VACANT SPACE

(see attached)

POST CLOSING AND INDEMNITY AGREEMENT

EXHIBIT B

LEASING PARAMETERS

(see attached)

POST CLOSING AND INDEMNITY AGREEMENT